Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of TON Strategy Company (formerly Verb Technology Company, Inc.), on Form S-3 (No. 333-289402) and (No. 333-290084), and S-8 (No. 333-235684) and (No. 333-284091), of our report dated March 31, 2026, with respect to our audit of the consolidated financial statements of TON Strategy Company (formerly Verb Technology Company, Inc.), included in its Annual Report on Form 10-K for the years ended December 31, 2025 and 2024, filed with the Securities and Exchange Commission.

/s/ GRASSI & CO., CPAs, P.C.

GRASSI & CO., CPAs, P.C.

Jericho, New York

March 31, 2026